                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549
                              --------------------

                                   FORM 8-K/A

                           AMENDMENT TO CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          Date of Report: June 3, 1999
                                          ------------
                        (Date of earliest event reported)


                         TRAVELCENTERS OF AMERICA, INC.
                         -----------------------------
             (Exact name of Registrant as specified in its charter)

          Delaware                     333-26497                 36-3856519
----------------------------          -----------            ------------------
(State or other jurisdiction          (Commission             (I.R.S. employer
     of incorporation)                file number)           identification no.)


          24601 Center Ridge Road, Suite 200, Westlake, Ohio 44145-5634
          -------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (440) 808-9100
                                                           --------------

                               AMENDMENT NUMBER 1

     The undersigned registrant hereby amends the following items, financial statements, exhibits or other positions of its Current Report dated June 3, 1999 on Form 8-K as set forth in the pages attached hereto:

 Information provided under Item 7(a): Financial Statements of Business Acquired Audited Consolidated Financial Statements of Travel Ports of America, Inc. for
                         the Year Ended April 30, 1999

      Information provided under Item 7(b): Pro Forma Financial Information Pro Forma Statements of Income for the Year Ended December 31, 1998 and the
                         Six Months Ended June 30, 1999

Item 2.  Acquisition or Disposition of Assets.
         ------------------------------------

         On June 3, 1999, the registrant, TravelCenters of America, Inc., a Delaware corporation ("TravelCenters"), acquired Travel Ports of America, Inc., a New York corporation ("Travel Ports"), pursuant to the merger (the "Merger") of TP Acquisition, Inc. ("MergerCo"), a New York corporation and wholly owned subsidiary of TravelCenters, with and into Travel Ports. The Merger was effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 26, 1999, among TravelCenters, MergerCo and Travel Ports. Upon completion of the Merger, Travel Ports was merged into TA Operating Corporation, a wholly owned subsidiary of TravelCenters.

         Travel Ports, headquartered in Rochester, New York, operated 16 travel plazas located in the states of New York, New Jersey, North Carolina, New Hampshire, Indiana, Maryland and Pennsylvania and operated a single fuel terminal in Pennsylvania.

         In the Merger, each common share, par value $.01 per share, of Travel Ports was converted into the right to receive $4.30. Pursuant to Merger Agreement, TravelCenters also entered into a share exchange agreement providing for the issuance of 85,000 shares of common stock of TravelCenters in exchange for 653,025 Travel Ports common shares held by a certain shareholder of Travel Ports, which exchange was completed immediately prior to the completion of the Merger. In addition, certain holders of stock options and other convertible securities of Travel Ports outstanding immediately prior to the completion of the Merger, whether or not then exercisable, entered into agreements with Travel Ports providing for the cancellation of such options or convertible securities in exchange for a cash payment to the holders generally equal to the net amount that such holders would have received had they converted their options or convertible securities into Travel Ports common shares and received $4.30 for each share so converted. Furthermore, TravelCenters was required pursuant to the Merger Agreement to provide Travel Ports with cash necessary to repay certain of Travel Ports' outstanding indebtedness in the amount of $23.5 million. As a result, TravelCenters paid approximately $56 million in cash in connection with the Merger. The consideration paid in connection with the Merger was arrived by arm's-length negotiations with Travel Ports.

         There were no prior material relationships between Travel Ports, TravelCenters or any of TravelCenters' affiliates, any director or officer of TravelCenters, or any associate of any such director or officer, on the one hand, and Travel Ports, on the other hand.

         TravelCenters utilized cash made available pursuant to previous financing, including the most recent financing completed in December 1998 (with a syndication led by The Chase Manhattan Bank) to effect the acquisition of the travel centers business of Burns Bros., Inc.

         Additional information concerning the Merger is also contained in (i) the Merger Agreement, which is incorporated by reference as an exhibit to this report from TravelCenters' Schedule 13D, dated March 8, 1999, and (ii) TravelCenters' press release, dated June 3, 1999, announcing the completion of the Merger, a copy of which is attached as Exhibit 99.1 to this report.

Item 5.  Other Events.
         ------------

                  The Company issued a news release on June 3, 1999, a copy of which is filed as Exhibit 99.1.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
         ------------------------------------------------------------------

(a)      Financial Statements of Business Acquired.
         -----------------------------------------

         Consolidated Financial Statements of Travel Ports of America, Inc.

                  Report of Independent Accountants

                  Consolidated Balance Sheets as of April 30, 1999 and 1998

                  Consolidated Statements of Income for the Years Ended April 30, 1999, 1998 and 1997

                  Consolidated Statements of Cash Flows for the Years Ended April 30, 1999, 1998 and 1997

                  Notes to Consolidated Financial Statements

(b)      Pro Forma Financial Information.
         -------------------------------

         The following Unaudited Pro Forma Consolidated Statements of Income of the Company for the year ended December 31, 1998, and the six months ended June 30, 1999 have been prepared to reflect the consummation of the Burns Acquisition, the TPOA Acquisition and the refinancing the Company completed in December 1998 (the "1998 Refinancing") as if such acquisitions and refinancing occurred as of January 1, 1998. The pro forma financial information is unaudited and not necessarily indicative of the results that would have actually occurred if the acquisitions and refinancing had been consummated on such date, or results which may be obtained in the future. The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Consolidated Statements of Income, are based on available information and upon certain assumptions that the Company believes are reasonable. The Burns Acquisition occurred on December 3, 1998 and the TPOA Acquisition occurred effective June 1, 1999, and the related results of operations of the acquired businesses were included in the Company's results from each of those respective dates. Accordingly, the Unaudited Pro Forma Consolidated Statement of Income for the year ended December 31, 1998 includes adjustments to reflect the operations of the businesses acquired in both the Burns Acquisition and the TPOA Acquisition. The Unaudited Pro Forma Consolidated Statement of Income for the six months ended June 30, 1999 includes adjustments to reflect the operations of only the TPOA sites as the Burns sites are included in the Company's results for the entire period. The 1998 Refinancing was completed on December 3, 1998 in order to fund the acquisitions.
         A pro forma balance sheet has not been presented herein as the transactions are already reflected in the consolidated balance sheet of the Company as of June 30, 1999.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1998

                                                AS REPORTED       BURNS AND TPOA       ADJUSTMENTS         PRO FORMA   (a)
                                             ------------------- ------------------ -------------------    -------------------
                                                               (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
Revenues:
     Fuel....................................   $  554,735          $  177,622         $        -             $  732,357
     Nonfuel.................................      347,531             104,403                  -                451,934
     Rent and royalties......................       21,544                   -                  -                 21,544
                                                ----------          ----------         ----------             ----------
Total revenues...............................      923,810             282,025                  -              1,205,835
Cost of revenues (excluding depreciation)....      627,149             189,617                  -                816,766
                                                ----------          ----------         ----------             ----------

Gross profit (excluding depreciation)........      296,661              92,408                  -                389,069

Operating expenses...........................      193,697              65,156                  -                258,853
Selling, general and administrative expenses.       34,256               9,265             (3,500)     (b)        40,021
Transition expense...........................        3,648                   -               (500)     (c)         3,148
Depreciation and amortization expense........       44,662               6,428              4,234      (d)        55,324
(Gain)   loss  on  sales  of   property   and
equipment....................................       (1,195)                  5                  -                 (1,190)
Stock compensation expense...................        2,500                   -                  -                  2,500
                                                ----------          ----------         ----------             ----------

Income from operations.......................       19,093              11,554                234                 30,413
Interest expense, net........................      (25,371)             (3,825)            (3,967)     (e)       (33,163)
                                                ----------          ----------         ----------             ----------

Income (loss) before income taxes and
    extraordinary item.......................       (6,278)              7,729             (4,201)                (2,750)
Provision (benefit) for income taxes.........       (2,101)              3,092             (1,680)     (f)          (690)
                                                ----------          ----------         ----------             ----------
Income (loss) before extraordinary item......   $   (4,177)         $    4,637         $   (2,520)            $   (2,060)
                                                ==========          ==========         ==========             ==========

Earnings per common share (basic and diluted)   $   (21.79)                                                   $   (17.61)
                                                ==========                                                    ==========

      See Notes to Unaudited Pro Forma Consolidated Statements of Income.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1999

                                                AS REPORTED            TPOA            ADJUSTMENTS             PRO FORMA (a)
                                             ------------------- ------------------ -------------------    -------------------
                                                              (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
Revenues:
     Fuel....................................   $  381,286          $   30,467         $        -             $  411,753
     Nonfuel.................................      218,742              25,992                  -                244,734
     Rent and royalties......................       10,572                   -                  -                 10,572
                                                ----------          ----------         ----------             ----------
Total revenues...............................      610,600              56,459                  -                667,059
Cost of revenues (excluding depreciation)....      423,245              31,933                  -                455,178
                                                ----------          ----------         ----------             ----------

Gross profit (excluding depreciation)........      187,355              24,526                  -                211,881

Operating expenses...........................      124,336              18,000                  -                142,336
Selling, general and administrative expenses.       19,661               2,049               (417)     (b)        21,293
Transition expense...........................        1,647                 678             (2,075)     (c)           250
Depreciation and amortization expense........       21,767               1,518                803      (d)        24,088
(Gain) loss on sales of property and
equipment....................................          260                   -                  -                    260
Stock compensation expense...................        1,800                   -                  -                  1,800
                                                ----------          ----------         ----------             ----------

Income from operations.......................       17,884               2,281              1,689                 21,854
Interest expense, net........................      (17,503)             (1,057)                 -                (18,560)
                                                ----------          ----------         ----------             ----------

Income (loss) before income taxes............          381               1,224              1,689                  3,294
Provision (benefit) for income taxes.........          268                 490                676      (f)         1,433
                                                ----------          ----------         ----------             ----------
Net income...................................   $      113          $      734         $    1,013             $    1,861
                                                ==========          ==========         ==========             ==========

Earnings per common share (basic and diluted)   $   (6.19)                                                    $    (4.66)
                                                =========                                                     ==========

       See Notes to Unaudited Pro Forma Consolidated Statements of Income.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

(a) The Unaudited Pro Forma Statements of Income assume the following transactions occurred at January 1, 1998:

         (1)   the 1998 Refinancing
         (2)   the Burns Acquisition
         (3)   the TPOA Acquisition

         As a result of the 1998 Refinancing, the Company recognized an extraordinary loss, net of applicable income taxes, of $3.9 million from the write-off of unamortized deferred financing costs. The extraordinary loss is not reflected in the pro forma presentation.

(b) Reflects a decrease in corporate overhead expenses as a result of consolidating the formerly separate Burns and TPOA headquarters functions with those of the Company. For the year ended December 31, 1998, approximately $2.5 million of savings are assumed with respect to the Burns Acquisition and approximately $1.0 million of savings are assumed with respect to the TPOA Acquisition. For the six months ended June 30, 1999, the assumed cost savings relate solely to the TPOA Acquisition and reflect five months of savings at an annual rate of $1.0 million. The cost savings primarily result from personnel reductions, reduced office rental expense, reduced professional consulting fees and reduced office supplies and services expenses.

(c) Reflects the elimination of $0.5 million and $2.1 million of one-time transition expenses incurred during the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, in relation to the conversion and integration of the travel center sites obtained in the Burns Acquisition and the TPOA Acquisition.

(d) Reflects depreciation expense related to the $25.2 million increase in the cost basis of the property and equipment obtained in the Burns Acquisition and the $12.1 million increase in the cost basis of the property and equipment obtained in the TPOA Acquisition, as well as the amortization of the $10.3 million of goodwill and $0.4 million of other intangible assets recognized as part of the purchase accounting for the TPOA Acquisition. Estimated useful lives of 10 years for the property and equipment and 15 years for intangibles were assumed for purposes of the pro forma presentation.

(e) Reflects the increase in interest expense attributable to the $100.0 million increase in outstanding borrowings as a result of the 1998 Refinancing, at an assumed rate of 8.5%.

(f) Reflects the decrease in the income tax provisions (at an assumed rate of 40%) required as a result of the decreased pro forma income before taxes as a result of the above adjustments.

(c)      Exhibits.
         --------

       Exhibit No.                    Description
       -----------                    -----------

           2.1 Agreement and Plan of Merger, dated February 26, 1999, among TravelCenters of America, Inc., TP Acquisition, Inc. and Travel Ports of America, Inc.* (1)
           99.1              News release, dated June 3, 1999, from the Company.

----------------------------
*The Registrant agrees by this filing to supplementally furnish a copy of the Exhibits and Schedules to this Agreement and Plan of Merger to the Commission upon request.

(1) Incorporated herein by reference to Exhibit C to the Company's Schedule 13D, dated March 8, 1999.

                                   SIGNATURES
                                   ----------

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   TRAVELCENTERS OF AMERICA, INC.



                                   By:   /s/ James W. George
                                      -----------------------------
                                         James W. George,
                                         Senior Vice President,
                                         Chief Financial Officer and Secretary




Date:  August 17, 1999

EXHIBIT INDEX
-------------

       Exhibit No.                    Description
       ----------                     -----------
           2.1 Agreement and Plan of Merger, dated February 26, 1999, among TravelCenters of America, Inc.,
                             TP Acquisition, Inc. and Travel Ports of America, Inc. (1)

           99.1              News release, dated June 3, 1999, from the Company.

----------------------------
(1)      Incorporated herein by reference to Exhibit C to the Company's
         Schedule 13D, dated March 8,                              1999.

                      INDEX TO AUDITED FINANCIAL STATEMENTS


Travel Ports of America, Inc.
Report of Independent Accountants..........................................F-2
Consolidated Balance Sheets at April 30, 1999 and 1998.....................F-3
Consolidated Statements of Income for the years ended
   April 30, 1999, 1998 and 1997...........................................F-4
Consolidated Statements of Cash Flows for the years ended
   April 30, 1999, 1998 and 1997...........................................F-5
Notes to Consolidated Financial Statements.................................F-6

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Travel Ports of America, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and of cash flows present fairly, in all material respects, the financial position of Travel Ports of America, Inc. and its subsidiaries at April 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Rochester, New York
June 25, 1999

                          TRAVEL PORTS OF AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                               APRIL 30,
                                                                                        1999               1998
                                                                                    -----------        -----------
                                                       ASSETS
Current assets:
   Cash and cash equivalents, including interest-bearing accounts of
   $2,462,700 and $3,162,400 in 1999 and 1998, respectively                         $ 2,914,353        $ 4,082,203
   Accounts receivable, less allowance for doubtful accounts of
   $79,000 and $158,000 in 1999 and 1998, respectively                                4,983,557          4,167,966
   Notes receivable                                                                      32,799             30,346
   Inventories                                                                        6,397,428          5,726,512
   Prepaid and other current assets                                                   1,006,724            884,864
   Income taxes receivable                                                               16,567            214,676
   Deferred taxes - current                                                             599,200            532,000
                                                                                    -----------        -----------
                      Total current assets                                           15,950,628         15,638,567
Notes receivable due after one year, less allowance of $65,000
in 1999 and 1998                                                                        543,097            575,548
Property, plant and equipment, net                                                   45,731,054         44,597,242
Goodwill                                                                              1,775,926          1,840,116
Other assets                                                                          1,875,548          2,161,255
                                                                                    -----------        -----------
                         Total assets                                               $65,876,253        $64,812,728
                                                                                    ===========        ===========
                                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt and capital lease obligation                   $ 3,476,360        $ 3,336,265
   Accounts payable                                                                   7,810,834          6,669,874
   Accounts payable - affiliate                                                              --            236,263
   Accrued compensation                                                               2,032,645          1,900,184
   Accrued sales and fuel tax                                                         1,797,259          1,806,814
   Accrued expenses and other current liabilities                                     1,484,560            938,720
                                                                                    -----------        -----------
                      Total current liabilities                                      16,601,658         14,888,120
Long-term debt and capital lease obligation                                          18,643,159         22,322,369
Convertible senior subordinated debentures                                            5,168,167          6,054,167
Deferred income taxes                                                                 3,261,800          2,647,400
                                                                                    -----------        -----------
                      Total liabilities                                              43,674,784         45,912,056
                                                                                    -----------        -----------
Shareholders' equity:
   Common stock, $.01 par value
   Authorized - 10,000,000 shares
   Issued and outstanding - 6,673,529 shares in 1999
   and 6,302,596 shares in 1998                                                          66,735             63,026
   Additional paid-in capital                                                         8,312,231          7,337,021
   Retained earnings                                                                 13,822,503         11,500,625
                                                                                    -----------        -----------
                      Total shareholders' equity                                     22,201,469         18,900,672
                                                                                    -----------        -----------
                         Total liabilities and shareholders' equity                 $65,876,253        $64,812,728
                                                                                    ===========        ===========

                          TRAVEL PORTS OF AMERICA, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                     FOR THE YEARS ENDED APRIL 30,
                                                         1999                   1998                   1997
                                                     -------------         -------------         -------------
Net sales and operating revenues (including
consumer excise taxes of $59,225,812 in 1999,
$54,097,500 in 1998, and $45,062,000 in 1997)        $ 206,131,350         $ 211,297,079         $ 206,867,846

Cost of goods sold                                     155,894,203           162,774,569           160,666,992
                                                     -------------         -------------         -------------
             Gross profit                               50,237,147            48,522,510            46,200,854
                                                     -------------         -------------         -------------
Operating expenses                                      38,543,139            36,965,541            36,255,639
General and administrative expenses                      5,814,168             5,087,839             4,560,796
Interest expense                                         2,791,641             3,155,072             3,103,045
Other income, net                                         (598,079)             (646,422)             (621,831)
                                                     -------------         -------------         -------------
             Total expenses                             46,550,869            44,562,030            43,297,649
                                                     -------------         -------------         -------------
Income before income taxes                               3,686,278             3,960,480             2,903,205
Provision for income taxes                               1,364,400             1,622,800             1,203,000
                                                     -------------         -------------         -------------

Net income                                           $   2,321,878         $   2,337,680         $   1,700,205
                                                     =============         =============         =============


Earnings per share - basic                           $         .35         $         .38         $         .28
                                                     =============         =============         =============

Earnings per share - diluted                         $         .30         $         .30         $          .24
                                                     =============         =============         =============


       The accompanying notes are an integral part of these consolidated financial statements.

                          TRAVEL PORTS OF AMERICA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 FOR THE YEARS ENDED APRIL 30,
                                                                         1999                 1998                 1997
                                                                     ------------         ------------         ------------
Operating activities:
   Net income                                                        $  2,321,878         $  2,337,680         $  1,700,205
   Depreciation and amortization                                        3,729,862            3,393,177            3,266,330
   Provision for deferred income taxes                                    547,200            1,000,900              592,100
   Loss (gain) on sale of assets                                              948             (150,457)             (13,812)
   Changes in operating assets and liabilities -
     Accounts receivable                                                 (815,591)             189,699                 (419)
     Inventories                                                         (670,916)              36,511             (429,194)
     Prepaid and other current assets                                    (121,860)             346,645             (309,480)
     Income taxes receivable                                              198,109              277,265             (361,344)
     Accounts payable and accounts payable - affiliate                    904,697              375,762             (212,304)
     Accrued compensation                                                 132,461              185,507              253,815
     Accrued sales and fuel tax                                            (9,555)            (118,756)             677,984
     Accrued expenses and other current liabilities                       545,840             (219,887)               1,751
     Changes in other non-current assets                                  146,667                3,606             (127,290)
                                                                     ------------         ------------         ------------
            Net cash provided by operating activities                   6,909,740            7,657,652            5,038,342
                                                                     ------------         ------------         ------------
Investing activities:
   Expenditures for property, plant and equipment                      (4,655,692)          (6,171,272)          (8,723,016)
   Proceeds from sale of property, plant and equipment                      4,300              236,663               59,080
   Net proceeds received from notes receivable                             29,998              153,828            1,368,864
                                                                     ------------         ------------         ------------
            Net cash used in investing activities                      (4,621,394)          (5,780,781)          (7,295,072)
                                                                     ------------         ------------         ------------
Financing activities:
   Principal payments on long-term debt                                (3,532,084)          (3,075,557)          (8,961,395)
   Proceeds from long-term borrowings                                  12,655,227
   Proceeds from convertible senior subordinated debentures             2,000,000
   Exercise of stock options                                               75,888              146,018               30,707
                                                                     ------------         ------------         ------------
            Net cash (used in) provided by financing activities        (3,456,196)            (929,539)           3,724,539
                                                                     ------------         ------------         ------------
Net (decrease) increase in cash and equivalents                        (1,167,850)             947,332            1,467,809
Cash and equivalents - beginning of year                                4,082,203            3,134,871            1,667,062
                                                                     ------------         ------------         ------------

Cash and equivalents - end of year                                   $  2,914,353         $  4,082,203         $  3,134,871
                                                                     ============         ============         ============
                                 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year:
   Interest paid                                                     $   2,855,470        $   3,077,082       $   3,031,427
   Income taxes paid, net                                            $     650,000        $   1,194,000       $   1,069,200


The accompanying notes are an integral part of these consolidated financial statements.

                          TRAVEL PORTS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED APRIL 30, 1999, 1998 AND 1997


1.       THE COMPANY AND ITS ACCOUNTING POLICIES

         The Company is primarily engaged in the operation of travel plazas and has sixteen service plazas located in the states of New York, Pennsylvania, New Jersey, Indiana, Maryland, North Carolina and New Hampshire. A significant portion of the Company's sales and receivables are with companies in the trucking and related industries. Effective June 1, 1999, the Company was purchased by TravelCenter of America for $40.5 million (Note 14).

         During 1998, the Company organized wholly owned subsidiaries to facilitate the franchising of the Travel Port operations. Travel Port Systems, Inc. (TPS) is a Delaware company which owns the Travel Port tradename. Travel Port Franchising, Inc. (TPF), also a Delaware company, will enter into and administer franchising agreements with third-party franchisees. Both subsidiaries are consolidated into the Company's financial statements and all intercompany transactions are eliminated.

         The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with such principles requires the use of estimates by management during the reporting period. Actual results could differ from those estimates.

         Certain prior year amounts have been reclassified to conform with the current year presentation.

         The Company's significant accounting policies follow.

         INVENTORIES
         Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

         PROPERTY, PLANT AND EQUIPMENT
         Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows: land improvements - 15 years; buildings and improvements - 39 years; and equipment and fixtures - 3 to 15 years. Leasehold improvements are amortized over the remaining term of the applicable leases or their estimated useful lives, whichever is shorter. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

                          TRAVEL PORTS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED APRIL 30, 1999, 1998 AND 1997

         GOODWILL
         The Company amortizes cost in excess of underlying net asset value of companies acquired over 40 years. The amount presented on the balance sheet is net of accumulated amortization of $791,678 and $727,488 at April 30, 1999 and 1998, respectively. Amortization expense for the years ended April 30, 1999, 1998 and 1997 was $64,190. The recoverability of these assets is periodically evaluated at the operating unit level by an analysis of operating results and cash flows and consideration of other significant events or changes in the business environment.

         CASH EQUIVALENTS
         For purposes of this Statement, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

         COMMODITY CONTRACTS
         Prior to April 30, 1999, in order to reduce price risk caused by market fluctuations, the Company entered into futures contracts and options hedging the purchase price of bulk fuel products. The changes in the market value of such contracts had a high correlation to the price changes of the hedged commodity. Contract positions were designed to ensure that the Company paid a defined maximum price for certain quantities of its inventory purchases. Gains and losses and the related costs paid or premium received for contracts which hedge the purchase prices of commodities were deferred and subsequently included in income as part of the hedged transaction when the underlying product was sold. At April 30, 1998, the Company had entered into hedging commitments for a maximum of 9,240,000 gallons for delivery during the period May 1998 through August 1998. The market value of these commitments was measured based on daily commodity trading market prices. If these hedging commitments had been terminated as of April 30, 1998, a loss of approximately $55,000 would have been realized. Due to the constant fluctuations within the commodity markets, these estimated results may or may not be realized. The Company does not hold or issue derivative instruments for trading or speculative purposes. In fiscal 1999, the Company terminated its hedging transactions and no longer maintains commodity contracts.

         FAIR VALUE OF FINANCIAL INSTRUMENTS
         Cash and cash equivalents, accounts receivable and inventories are valued at their carrying amounts, which are reasonable estimates of fair value. The fair value of long-term debt and convertible debentures is estimated using rates currently available to the Company for debt with similar terms and maturities and is not materially different from the carrying amount. The fair value of all other financial instruments approximates cost as stated.

         FEDERAL INCOME TAXES
         Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when those differences are expected to reverse.

                          TRAVEL PORTS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED APRIL 30, 1999, 1998 AND 1997


2.       EARNINGS PER SHARE

         The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" (EPS). Basic EPS excludes the effect of common stock equivalents and is computed by dividing income available to common shareholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Historical earnings per share have been restated to conform with the provisions of SFAS No. 128.

                                                              FOR THE YEARS ENDED APRIL 30,
                                                        1999              1998              1997
                                                     ----------        ----------        ----------

Basic earnings per share:
   Income applicable to common stock                 $2,321,878        $2,337,680        $1,700,205
   Weighted average common stock outstanding          6,573,694         6,136,062         6,034,054
   Basic earnings per common share                   $      .35        $      .38        $      .28
                                                     ==========        ==========        ==========

Diluted earnings per share:
   Income applicable to common stock                 $2,321,878        $2,337,680        $1,700,205
   Interest expense on convertible debentures           272,482           269,776           237,150
                                                     ----------        ----------        ----------

                                                     $2,594,360        $2,607,456        $1,937,355
                                                     ==========        ==========        ==========

Weighted average common stock outstanding             6,573,694         6,136,062         6,034,054
Options and warrants                                    239,433           341,323           193,648
Convertible debentures                                1,744,494         2,086,481         1,774,559
                                                     ----------        ----------        ----------

                                                      8,557,621         8,563,866         8,002,261
                                                     ==========        ==========        ==========

Diluted earnings per common share                    $      .30        $      .30        $      .24
                                                     ==========        ==========        ==========


3.       INVENTORIES


         Major classifications of inventories are as follows:
                                                                   1999               1998
                                                              ----------------   ---------------

At FIFO cost:
  Petroleum products                                             $1,176,550        $  837,080
  Store merchandise                                               2,681,415         2,385,387
  Parts for repairs and tires                                     1,910,879         1,823,610
  Other                                                             628,584           680,435
                                                                 ----------        ----------

                                                                 $6,397,428        $5,726,512
                                                                 ==========        ==========

                          TRAVEL PORTS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED APRIL 30, 1999, 1998 AND 1997


4.       PROPERTY, PLANT AND EQUIPMENT

         Major classifications of property, plant and equipment are as follows:


                                                                1999              1998
                                                           ---------------   ---------------

Land                                                         $  6,429,112      $  6,418,083
Land improvements                                              14,060,801        13,079,873
Buildings and improvements                                     27,613,622        26,132,301
Equipment and fixtures                                         20,887,331        18,796,826
Leasehold improvements                                          5,987,460         5,915,106
Construction-in-progress                                          335,188           358,361
                                                           ---------------   ---------------
                                                               75,313,514        70,700,550
   Less - Allowance for depreciation and amortization          29,582,460        26,103,308
   ----                                                    ---------------   ---------------
                                                             $ 45,731,054      $ 44,597,242
                                                           ===============   ===============

      No interest costs were capitalized in 1999 or 1998.

      These amounts include property, plant and equipment under a capital lease as follows:

                                                    1999            1998
                                                  --------        --------

Building                                          $706,031        $706,031
Land improvements                                  243,969         243,969
                                                  --------        --------
                                                   950,000         950,000
   Less - Accumulated amortization                 709,400         686,300
   ----                                           --------        --------
                                                  $240,600        $263,700
                                                  ========        ========

      The leased assets relate to an agreement with the Livingston County Industrial Development Agency under which the Agency's bond proceeds were used to acquire, construct and equip an operating facility in Dansville, New York. The Company has the option to buy the facility for $1 at the end of the lease term, February 2000. Lease amortization amounted to $23,100 for each of the years 1999, 1998 and 1997, and is included in depreciation and amortization expense. In May 1999, the Company exercised the option to purchase the facility.

                          TRAVEL PORTS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED APRIL 30, 1999, 1998 AND 1997


     5.   OTHER ASSETS

         At April 30, 1999 and 1998, other assets include a leasehold interest in a full-service travel plaza in Greenland, New Hampshire with a carrying value of $1,631,400 and $1,700,300, respectively. The leasehold interest represents the amount paid by the Company for the rights to operate a full service plaza under the terms of a twenty-year lease and is being amortized over the life of the lease (Note 6).

         Deferred financing costs included within other assets are being amortized on a straight-line basis over the term of the related debt and have a carrying value of $169,100 and $330,000 at April 30, 1999 and 1998, respectively. Amortization expense for the leasehold interest and deferred financing for the years ended 1999, 1998 and 1997 was $229,800, $244,800 and $233,800, respectively.

6.       LEASES

         The Company leases six of its operating facilities and its home office under various terms from 3 to 20 years. Certain of the operating leases contain renewal options for periods beyond their original terms at specified rates of payment and five of the leases include purchase options exercisable at future dates. The Company has also entered into various leases of equipment and property used in operations and related office space with various lease periods and renewal options.

         At April 30, 1999, future minimum payments required under non-cancelable leases are as follows:

                                                                       OPERATING          CAPITAL
                                                                      ------------       -----------

                   2000                                               $  2,544,355          $ 47,500
                   2001                                                  2,205,183            11,085
                   2002                                                  2,033,997
                   2003                                                  1,767,804
                   2004                                                  1,460,043
                   Future                                                3,888,640
                                                                      ------------       -----------

                                                                       $13,900,022            58,585
                                                                      ============
                     Less - Amount representing interest                                           -
                     ----                                                                -----------

                   Present value of net minimum lease payments                              $ 58,585
                                                                                         ===========

         Rental expense applicable to operating leases, net of sublease income of $502,165, $428,100 and $356,900, amounted to $2,594,345, $2,269,200 and $2,501,100, for 1999, 1998 and 1997, respectively.

                          TRAVEL PORTS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED APRIL 30, 1999, 1998 AND 1997


7.       DEBT AND CAPITAL LEASE OBLIGATION

         Debt and capital lease obligation consist of the following:

                                                                                     1999                 1998
                                                                                ------------         ------------
Mortgage loans:
     Due 2002, LIBOR plus 2.00% and 2.25% in 1999 and 1998, respectively        $     79,514         $    108,680
     Due 2003, LIBOR plus 2.00% and 2.25% in 1999 and 1998, respectively             555,570              722,235
     Due 2004, LIBOR plus 2.00% and 2.50% in 1999 and 1998, respectively           1,524,710            1,932,975
     Due 2005, LIBOR plus 2.00% and 2.50% in 1999 and 1998, respectively           2,077,208            2,535,698
     Due 2006, fixed rate of 9.44%                                                 5,000,010            5,400,006

Term loans:
     Due 1999, fixed rate of 9.650%                                                1,291,686            1,541,682
     Due 2002, fixed rate of 10.120%                                               5,764,373            7,099,727
     Due 2002, fixed rate of 8.631%                                                5,767,863            6,211,546

Obligation under capital lease, 8.50%                                                 58,585              106,085
                                                                                ------------         ------------
                                                                                  22,119,519           25,658,634
     Less - Portion due within one year, including amounts
      For capital lease of $47,500 in 1999 and 1998                               (3,476,360)          (3,336,265)
                                                                                ------------         ------------

                                                                                $ 18,643,159         $ 22,322,369
                                                                                ============         ============

         The two-month LIBOR rate was 4.97% at April 30, 1999. The Company's primary lender has extended its commitment for the Company's working line of credit of $3,750,000 through September 28, 1999. In addition, the Company also has a $4,500,000 capital line of credit. The working line of credit is limited to the lesser of $3,750,000 or the sum of 80% of the Company's accounts receivable under 90 days old, plus 45% of the Company's inventory. At April 30, 1999, the Company had utilized $200,000 of its available lines of credit as collateral for various letters of credit.

         None of the debt agreements outstanding during 1999 require material compensating balances or commitment fees. Substantially all assets of the Company have been pledged to secure the outstanding borrowings.

         Certain loan agreements require that the Company maintain specified minimums with regard to net worth, current maturity coverage and the incurrence of additional indebtedness. In addition, the Company cannot declare dividends without the consent of its primary lender. The Company is in compliance with such requirements and restrictions.

                          TRAVEL PORTS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED APRIL 30, 1999, 1998 AND 1997


          Long-term debt requirements including in 1999 capital leases, over the next five years are as follows: 2000 - $3,476,300; 2001 - $3,442,500;
          2002 - $3,589,100; 2003 - $3,216,300 and 2004 - $1,701,000.

8.       CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

         In December 1997, the Company issued $2,000,000 of 7.81% convertible senior subordinated debentures due December 4, 2007, together with warrants to purchase 40,000 additional shares of the Company's common stock, 43,200 after the 1998 stock dividend. No principal repayments are required until December 2002 at which time $200,000 will be due and $400,000 a year thereafter until 2006 and $200,000 in 2007. Interest is payable on a quarterly basis. The debentures may be converted at the bondholders' option into 502,512 shares of the Company's common stock at $3.98 per share. The warrants are exercisable at any time through their expiration date of December 2007 at an exercise price of $4.78 per share. A value of $100,000 was assigned to the warrants at issuance and has been credited to additional paid-in capital.

         In January 1995, the Company issued $4,650,000 of 8.5% convertible senior subordinated debentures due January 15, 2005 together with warrants to purchase 93,000 additional shares of the Company's common stock. Due to the 1998 and 1997 stock dividends (Note 12), the warrants available at April 30, 1999 and 1998 are 106,467. There were no stock dividends during fiscal year 1999. No principal repayments are required until January 2001. Commencing in January 2001, the Company is required to redeem, on an annual basis, 20% of the outstanding balance of debentures at par. Interest is payable on a quarterly basis. The debentures are subordinate to all other indebtedness and may be converted at the bondholders' option into 1,241,982 shares of the Company's common stock at $2.62 per share. The debentures were callable at the discretion of the Company after January 15, 1998, at a redemption price equal to 109% of the principal amount outstanding as of January 15, 1998, and gradually decreasing to 100% of the principal amount outstanding at maturity on January 15, 2005. The warrants are exercisable at any time through their expiration date of January 2005 at an exercise price of $3.15 per share.

         During fiscal year 1999 and 1998, $903,031 and $500,000 of the 8.5%
         senior subordinated debentures and warrants were converted into 343,500 and 159,000 shares of common stock, respectively, adjusted for the 1998 8% stock dividend. The outstanding 8.5% convertible senior subordinated debentures were $3,254,000 and $4,150,000 at April 30, 1999 and 1998, respectively.

                          TRAVEL PORTS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED APRIL 30, 1999, 1998 AND 1997

9.       INCOME TAXES

         The provision for income taxes consists of the following:

                                                  1999              1998              1997
                                               ----------        ----------        ----------

          Current provision:
            Federal                            $  745,600        $  435,800        $  482,500
            State                                  71,600           186,100           128,400
                                               ----------        ----------        ----------
                                                  817,200           621,900           610,900
                                               ----------        ----------        ----------

          Deferred provision:
            Federal                               485,500           842,200           467,900
            State                                  61,700           158,700           124,200
                                               ----------        ----------        ----------
                                                  547,200         1,000,900           592,100
                                               ----------        ----------        ----------

                                               $1,364,400        $1,622,800        $1,203,000
                                               ==========        ==========        ==========

      The reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                                 1999                1998                1997
                                              -----------         -----------        -----------

          Statutory federal rate              $ 1,253,300         $ 1,346,600        $   987,100
          State income taxes, net
           of federal benefit                     110,600             227,600            166,700
          Amortization of goodwill                 21,800              21,800             21,800
          Meals and entertainment                  30,100              25,700             24,800
          IRS environmental adjustment            (52,600)                 --                 --
          Other                                     1,200               1,100              2,600
                                              -----------         -----------        -----------

          Effective tax rate                  $ 1,364,400         $ 1,622,800        $ 1,203,000
                                               ==========         ===========        ===========


                          TRAVEL PORTS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED APRIL 30, 1999, 1998 AND 1997


   A summary of the deferred income tax assets and liabilities are as follows:

                                                                        1999              1998
                                                                     ----------        ----------
                                                      ASSETS
        Bad debt reserve                                             $   54,800        $   86,700
        Vacation accrual                                                 78,200            78,200
        Inventory basis difference                                       98,200           106,000
        Book accruals not currently deductible for tax                   89,600            18,300
        Environmental reserve                                            59,400                --
        Alternative minimum tax credit carryforward                     219,000           242,800
                                                                     ----------        ----------
                   Gross deferred tax assets                            599,200           532,000
                                                                     ----------        ----------

                                                  LIABILITIES

        Depreciation                                                  3,261,800         2,647,400
                                                                     ----------        ----------
                   Gross deferred tax liabilities                     3,261,800         2,647,400
                                                                     ----------        ----------

                   Net deferred tax liabilities                      $2,662,600        $2,115,400
                                                                     ==========        ==========

10.      EMPLOYEE BENEFIT PLAN
         The Company sponsors a defined contribution employee benefit plan covering substantially all employees who have completed one year of service. Matching contributions are made at the discretion of the Board of Directors at the rate of 50% of employee contributions up to 6% of gross compensation. Total Company matching contributions were $204,700, $145,000 and $119,200 for 1999, 1998 and 1997, respectively.

                          TRAVEL PORTS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED APRIL 30, 1999, 1998 AND 1997


11.      SHAREHOLDERS' EQUITY
         Changes in shareholders' equity are as follows:

                                                               ADDITIONAL                               TOTAL
                                                 COMMON         PAID-IN            RETAINED         SHAREHOLDERS'
                                                 STOCK          CAPITAL            EARNINGS            EQUITY
                                             ------------     ------------       ------------       ------------

Balance at April 30, 1997                        $ 55,749      $ 4,649,414       $ 11,111,811      $  15,816,974
Net income                                             --               --          2,337,680          2,337,680
Exercise of options                                   846          146,689                --             147,535
Stock dividend                                      4,650        1,942,699         (1,948,866)            (1,517)
Issuance of warrants on 7.81%
 convertible subordinate debentures                    --          100,000                 --            100,000
Conversions of 8.5% convertible
 subordinate debentures                             1,781          498,219                 --            500,000
                                             ------------     ------------       ------------       ------------
Balance at April 30, 1998                          63,026        7,337,021         11,500,625         18,900,672
Net income                                             --               --          2,321,878          2,321,878
Exercise of options                                   274           75,614                 --             75,888
Conversion of 8.5% convertible
 subordinate debentures and warrants                3,435          899,596                 --            903,031
                                             ------------     ------------       ------------       ------------

Balance at April 30, 1999                        $ 66,735      $ 8,312,231       $ 13,822,503       $ 22,201,469
                                             ============     ============       ============       ============



      On April 23, 1998, the Company declared an 8% stock dividend which was paid to shareholders of record on April 10, 1998. The dividend was charged to retained earnings in the amount of $1,947,349, which was based on the closing price of $4.19 per share on the date of record. Average shares outstanding and all per share amounts included in the accompanying financial statements and notes are based on the increased number of shares giving retroactive effect to the stock dividend.

                          TRAVEL PORTS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED APRIL 30, 1999, 1998 AND 1997


12.      STOCK OPTION PLANS

         The Company has stock option plans for officers and other key employees. Provisions of the plans are similar. Options may be granted at prices not less than the fair market value at the date of grant and expire no later than ten years after the date of grant. At April 30, 1999, a total of 173,560 options were available for future grant under the existing plans. A summary of changes in outstanding stock options is as follows:

                                                                WEIGHTED
                                               SHARES            AVERAGE
                                                UNDER           EXERCISE
                                               OPTION            PRICE
                                               -------          -------

         Outstanding at April 30, 1996         559,290         $   1.92
         Granted                               187,091         $   2.35
         Exercised                             (23,239)        $   1.33
         Canceled                               (4,006)        $   1.60
                                               -------
         Outstanding at April 30, 1997         719,136         $   2.05
         Granted                               313,740         $   2.86
         Exercised                             (91,334)        $   1.62
                                               -------
         Outstanding at April 30, 1998         941,542         $   2.36
         Exercised                             (27,432)        $   2.12
         Canceled                               (6,545)        $   3.09
                                               -------
         Outstanding at April 30, 1999         907,565         $   2.36

         Exercisable at April 30, 1999         820,895         $   2.62
                                               =======         ========

         During 1997, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, the Company has elected not to recognize compensation cost related to stock options with exercise prices equal to the market price at the date of issuance. If the Company had elected to recognize compensation cost based on the fair value of the options at grant date as prescribed by SFAS No. 123, net income and earnings per share would have been reduced by $72,274, $350,900 and $319,300, or $.01, $.06 and
         $.06 per share, for the years ended April 30, 1999, 1998 and 1997. There were no options granted by the Company for the year ended April 30, 1999. The weighted average fair value of options granted during 1998 was $2.04, determined by the Black-Scholes option valuation model. The following assumptions were used in the model: expected volatility of 63.3%, expected dividend yield of 0%, and risk-free interest rate of 6.3%. The expected lives of the options are 8 years. Forfeitures are recognized as they occur.

                          TRAVEL PORTS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED APRIL 30, 1999, 1998 AND 1997



                               OPTIONS OUTSTANDING
                                                                      WEIGHTED
                                                                       AVERAGE                   WEIGHTED
                                                                      REMAINING                  AVERAGE
             RANGE OF                      NUMBER                    CONTRACTUAL                 EXERCISE
             EXERCISE                    OUTSTANDING                    LIFE                      PRICE
          ----------------             ----------------             --------------             -------------
          $1.31 - $2.02                    321,184                      4.07                      $1.70
          $2.18 - $3.35                    586,381                      7.65                      $2.73

                               OPTIONS EXERCISABLE
                                                                      WEIGHTED
                                                                       AVERAGE                   WEIGHTED
                                                                      REMAINING                  AVERAGE
             RANGE OF                      NUMBER                    CONTRACTUAL                 EXERCISE
             EXERCISE                    OUTSTANDING                    LIFE                      PRICE
          ----------------             ----------------             --------------             -------------
          $1.31 - $2.02                    321,184                      4.07                      $1.70
          $2.18 - $3.35                    499,711                      7.50                      $2.62

     13.  RELATED PARTY TRANSACTIONS

         The Maybrook, New York motor plaza is leased from a realty company owned by two individuals, one of whom is a shareholder director of the Company. The lease covers a period through March 2004 at which time the Company has the option to purchase the facility for $3,500,000. Annual rentals under the lease are $450,000.

         The Company pays a shareholder director, fees and bonuses for consulting, management and other services rendered to the Company. These fees and bonuses amounted to approximately $216,700, $213,600 and $203,600 for the years 1999, 1998 and 1997, respectively.

     14.  SUBSEQUENT EVENT

         Effective June 1, 1999, the Company was acquired by TravelCenters of America (TA), a travel center chain based in Westlake, Ohio. Under the terms of the agreement, TA will pay $40.5 million in cash as consideration for the sale of all outstanding shares of the Company. As of June 3, 1999, TA redeemed all outstanding bonds, paid the outstanding notes payable and accelerated the vesting of and paid amounts owed under the stock option plans.